CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Debt Securities	$1,500,000,000	(1)	$1,495,710,000	$173,651.93 (2)

(1)	The Floating Rate Notes due 2013 have a maximum offering price of 100.000%. The 4.250% Notes due 2021 have a maximum offering price of 99.428%.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-169328

PROSPECTUS SUPPLEMENT

(To prospectus dated September 13, 2010)

$1,500,000,000

$750,000,000 Floating Rate Notes due 2013

$750,000,000 4.250% Notes due 2021

The floating rate notes due 2013 (“2013 Notes”) will bear interest at an interest rate for each interest period equal to the three-month U.S. Dollar LIBOR (as described herein), reset quarterly, plus a margin of 0.30% per annum. We will pay interest on the 2013 Notes on February 24, May 24, August 24 and November 24 of each year, beginning on August 24, 2011, subject to adjustment as specified herein. The 2013 Notes will mature on May 24, 2013.

The 4.250% notes due 2021 (“2021 Notes” and, together with the 2013 Notes, the “notes”) will bear interest at the rate of 4.250% per year. We will pay interest on the 2021 Notes on May 24 and November 24 of each year, beginning on November 24, 2011. The 2021 Notes will mature on May 24, 2021.

The notes will be unsecured and unsubordinated obligations of our company and will rank equal in right of payment with each other and with all our other unsubordinated indebtedness from time to time outstanding.

Investing in our notes involves risks, including those described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 28 of our most recent Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus supplement.

	Per 2013 Note	Per 2021 Note	Total
Public Offering Price	100.000%	99.428%	$1,495,710,000
Underwriting Discount	0.200%	0.450%	$4,875,000
Proceeds, before expenses, to BlackRock	99.800%	98.978%	$1,490,835,000

Interest on the notes will accrue from May 24, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers on or about May 24, 2011, only in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.

Barclays Capital	BofA Merrill Lynch

Citi	Credit Suisse	Deutsche Bank Securities	Goldman, Sachs & Co.

HSBC	J.P. Morgan	Mizuho Securities USA Inc.	Morgan Stanley

RBS	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is May 19, 2011.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about us and the terms on which we are offering and issuing notes. The second part is the accompanying prospectus dated September 13, 2010, which contains and incorporates by reference important business and financial information about us and other information about the offering.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a shelf registration process. Under this shelf registration process, we may, from time to time, sell notes in one or more offerings. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Information Incorporated by Reference” on page S-29 of this prospectus supplement before investing in our notes. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We are responsible for the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus. Neither we nor any of the underwriters have authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell our notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our notes, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

S-ii

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this prospectus supplement, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property and information security protection; (10) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays Bank PLC (“Barclays”), Bank of America Corporation, Merrill Lynch & Co., Inc. (“Merrill Lynch”) or The PNC Financial Services Group, Inc. (“PNC”); (11) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of BlackRock; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to complete the integration of the operations of Barclays Global Investors (“BGI”).

S-iii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before making an investment decision. When used in this prospectus supplement, the terms “BlackRock,” “Company,” “we,” “our” and “us” refer to BlackRock, Inc. and its subsidiaries, unless otherwise specified.

BLACKROCK

General

BlackRock, Inc. is an independent investment management firm with $3.648 trillion of assets under management (“AUM”) as of March 31, 2011. The Company is highly regulated, serves its clients as a fiduciary and derives its revenues from client business. We focus exclusively on investment management and risk management; we do not engage in proprietary trading or other activities that could conflict with the interests of our clients. Our business is global: we invest in capital markets throughout the world, we have employees in 26 countries and we serve investors in more than 100 countries. Our clients include taxable, tax-exempt and official institutions, retail investors and high net worth individuals.

On December 1, 2009, BlackRock acquired BGI from Barclays, referred to as the “BGI Transaction,” creating a firm with a substantial breadth of investment expertise and risk management capabilities across the global capital markets. Our unique platform enables us to bring together active (alpha) investments with index (beta) products and risk management to develop tailored solutions for clients. Our product range includes single- and multi-asset class portfolios investing in equities, fixed income, alternative investments and/or money market instruments. We offer our products directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”) and other exchange traded products (together with ETFs, “ETPs”), collective investment funds and separate accounts. We also offer our BlackRock Solutions® (“BRS”) investment systems, risk management and advisory services to institutional investors.

Our principal office is located at 55 East 52nd St., New York, N.Y. 10055. Our telephone number is (212) 810-5300.

Products

BlackRock offers a broad spectrum of investment management and risk management products and services. Investment management offerings include single- and multi-asset class portfolios, which may be structured to focus on a particular investment style, capitalization range, region or market sector; credit or maturity profile; or liability structure. Revenue from these products primarily consists of advisory fees, typically structured as a percentage of AUM. In some instances, we earn securities lending fees or performance fees, which may be expressed as a share of earnings or a percentage of returns in excess of agreed-upon targets. In addition, BlackRock offers its Aladdin® investment system, as well as risk management, outsourcing and advisory services, to institutional investors under the BlackRock Solutions name. Revenue on these services may be based on several criteria including asset volume, percent of AUM, number of users, accomplishment of specific deliverables or other performance objectives.

Active Equity

BlackRock manages active equity portfolios utilizing two distinct investment approaches: fundamental and scientific. Fundamental investments seek to add value relative to a specified index or on an absolute basis primarily through security selection based on BlackRock’s proprietary research and portfolio manager judgment. Scientific equity strategies seek superior investment outcomes through a stock selection process that aims to systematically find and exploit pricing opportunities while rigorously managing risk and cost.

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Fundamental equity products offer medium or higher levels of tracking error and feature a high degree of manager discretion over investment strategy. Experienced teams of portfolio managers, research analysts and traders are dedicated to these portfolios. Each team employs fundamental research, often in conjunction with quantitative screens, to inform their investment decisions. They also work closely with BlackRock’s Risk and Quantitative Analysis Group (“RQA”) to ensure that risk positions are deliberate and scaled appropriately.

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Scientifically driven active equity portfolios seek to achieve returns in excess of a chosen index by balancing return, risk and cost considerations. Significant proprietary research is undertaken to develop and systematically apply investment insights, ensure acceptable levels of tracking error, and minimize trading costs. While tracking error varies from low to medium, these strategies are model-driven and the level of manager discretion is low. Although scientific active equity strategies have struggled industry-wide since mid-2007, we believe in the long-term viability of the approach and have committed substantial resources to research and development of the next generation of scientific active equity investing.

A wide variety of products are offered in each of these styles, including global and regional portfolios; value, growth and core products; large, mid and small cap strategies; and selected sector funds. These products are designed to enable investors to access return opportunities in one or more developed, emerging or frontier markets, or in specific industry or capitalization sectors and sub-sectors. Portfolio management teams employ disciplined investment and portfolio construction processes designed to achieve specified investment objectives. Equity portfolio managers manage long-only equity accounts, the equity portion of certain multi-asset products and equity hedge funds, including long-short strategies, counted in alternative investment AUM.

Active Fixed Income

We offer a broad range of actively managed fixed income products across regions, sectors, credit quality and maturities that include investment strategies in sovereign and local government debt, mortgage-backed, asset-backed and other structured securities, and corporate bonds. Actively managed strategies may employ a fundamental or model-driven investment process. The former emphasizes risk-controlled sector rotation and security selection driven by sector experts and direct interaction with issuers and market makers, while the latter employs models to identify relative return opportunities and to apply those results, subject to a pragmatic review of model risk, on a systematic basis across portfolios. Portfolios can be managed relative to a market index, a duration (price risk) target or a client’s liabilities, and are often tailored to client-specified liabilities, accounting, regulatory or rating agency requirements or other investment policies. BlackRock’s fixed income team manages long-only portfolios, the bond portion of certain multi-asset class mandates, and a variety of fixed income alternative investment products.

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Fundamental fixed income strategies seek to achieve competitive investment returns through a disciplined investment process that focuses on sector rotation and security selection, while controlling duration exposures relative to the performance benchmark. The fundamental fixed income team is comprised of regional and sector specialists as well as credit and quantitative analysts. Portfolio managers work closely with RQA to monitor and manage risk, and are supported by extensive analytical tools and a shared research database that includes reports from both equity and credit analysts throughout BlackRock.

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Model-based fixed income portfolios seek to consistently add value relative to the chosen index and control performance volatility. To do so, the model-based fixed income team undertakes proprietary research and model development to identify and systematically apply investment insights. Real-time analysis of a wide array of risk measures is used to continuously assess potential impact on total return and adjust portfolio holdings as appropriate.

Institutional Index

BlackRock utilizes an index or passive approach for both equity portfolios and fixed income products. Index and enhanced index equity products are most heavily constrained, and apply rigorous processes in order to replicate the performance of the related index, while minimizing the effect of trading and other costs on investment returns. Index and enhanced index fixed income products are designed to replicate the performance of the related market index. A rigorous investment and portfolio construction process is used to ensure minimal tracking error, while seeking to limit transaction costs.

Multi-Asset Class

BlackRock manages a variety of products that invest in more than one asset class. These can be as straightforward as a balanced fund that is managed relative to a benchmark consisting of a fixed combination of broad equity and bond market indices (e.g., 60% S&P 500 and 40% Barclays Capital Aggregate Bond Index). Demand for investment solutions that utilize a combination of fixed income, equities and alternative investments has been growing, and we offer a variety of asset allocation and balanced products, including strategic advice, global and tactical asset allocation portfolios, and target date and target risk funds, including the LifePath® portfolios offered to defined contribution plans, which invest in a dynamically adjusted mix of stocks and bonds over an investment horizon. The most complex multi-asset class assignments are fiduciary management services in which BlackRock assumes responsibility for pension plan management. These services require close collaboration with our clients to understand their objectives, as well as regulatory and other investment constraints, and to design and deliver a unified and cost-effective solution for managing the plan. These and other products are supported by BlackRock’s Multi-Asset Class Solutions team, which includes portfolio managers, quantitative analysts, investment strategists, research analysts, economists and actuaries.

Alternative Investments

Our alternative investment offerings include real estate debt and equity, funds of funds, macro funds, hedge funds, absolute return strategies and active currency and commodity funds. Our alternative investment strategies are designed to provide enhanced returns with the same or less risk as the broad equity and bond markets or returns with low correlations to the broad equity and bond markets. In many cases, these strategies employ actual or structural leverage in an effort to enhance returns. These products are often structured with a performance fee. During 2010, we launched BlackRock Alternative Investors to coordinate our alternative investment efforts, including product management, business development and client service.

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BlackRock’s Real Estate Group manages real estate debt and equity strategies investing in U.S., European, Australian and Asian markets. Equity products include core, value-added and opportunistic investments in commercial properties and multifamily housing. Debt strategies focus primarily on investment grade and high yield commercial real estate debt.

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BlackRock’s Global Market Strategies Group manages global macro style strategies using a scientifically driven active investment process to capture excess returns in equity, fixed income, currency and commodity markets. The group also manages long only and long/short commodity portfolios and active, dynamic and static currency hedging strategies.

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BlackRock Alternative Advisors, our fund of funds platform, offers private equity and hedge funds of funds and hybrid strategies. These products invest in third party funds or co-invest alongside third party managers. Experienced teams utilize a disciplined manager research program and risk management framework to make investment decisions and construct portfolios designed to achieve attractive absolute returns over time.

BlackRock’s equity, fixed income and multi-asset class teams also manage a variety of fixed income and equity hedge funds, global macro funds, portable alpha, distressed and opportunistic strategies. Offerings include both open-end hedge funds and similar products, and closed-end funds that have been created to take advantage of specific opportunities over a defined, often longer-term investment horizon. These products permit use of shorting and generally employ leverage as well.

BlackRock also invests alongside clients in many of these products to further evidence our alignment of interest. These co-investments are held on our balance sheet and substantially all are marked to market.

Cash Management and Securities Lending

BlackRock offers a wide variety of cash management mandates to clients worldwide. We believe our leadership position reflects both a conservative investment philosophy and an array of choices available to investors. Products include money market funds and customized separate accounts in both taxable and tax-exempt strategies in multiple currencies, including U.S. dollar, Sterling and Euro. The acquisition of BGI significantly enhanced our growing non-U.S. cash management platform. We manage portfolios for individuals, corporate and municipal treasurers, and bank, hospital and university operating funds. BlackRock is committed to a conservative investment style that emphasizes quality, liquidity, and superior client service through market cycles. Our disciplined approach is closely tied to rigorous credit risk management.

Our Cash Management team also manages the cash we receive as collateral for securities on loan in other portfolios. Securities lending, which is offered as a potential source of incremental returns on equity and fixed income portfolios, is managed by a dedicated team, supported by quantitative analysis, leading-edge technology and formalized risk management. Fees for securities lending can be structured as a share of earnings and/or a percentage of the value of the cash collateral. The value of the securities on loan is reported as AUM in the corresponding asset class. The value of the cash collateral is not reported as AUM.

iShares/ETPs

BlackRock manages currency and commodity funds, the vast majority of which were acquired through the BGI Transaction. These products include active currency and currency overlay strategies primarily managed through institutional separate accounts, and commodity portfolios primarily offered as iShares products.

iShares is the leading ETF provider in the world. We also introduced 78 new ETPs during 2010, maintaining our dual commitment to innovation and responsible product structuring. Our broad product range offers investors the building blocks required to assemble diversified portfolios and implement tactical asset allocation strategies and the liquidity required to make adjustments to their exposures quickly and cost-efficiently.

The market for ETPs continues to grow globally, with investor preference driven to varying degrees by performance (as measured by tracking error, which is the difference between net returns on the ETP and the corresponding index), liquidity (bid-ask spread), tax-efficiency, transparency and client service. Flows also reflect investor risk appetite, which shifted toward fixed income and, within equities, to broad and single country emerging market funds in 2010. In early 2011, investors have begun to shift equity allocations back to developed markets.

BlackRock Solutions and Advisory

BlackRock provides a variety of risk management, investment analytic and investment system and advisory services under the BlackRock Solutions brand name to financial institutions, pension funds, asset managers, foundations, consultants, mutual fund sponsors, real estate investment trusts and government agencies worldwide. The BRS operating platform, Aladdin, serves as the investment system for BlackRock and a growing number of sophisticated institutional investors. BRS also uses Aladdin to support risk management, investment accounting outsourcing, advisory services, including long-term portfolio liquidation assignments (reported as advisory AUM) and a variety of shorter-term engagements, such as valuation of illiquid assets, portfolio restructuring, workouts and dispositions. BRS further offers comprehensive risk reporting via the Green Package® and risk management advisory services, interactive fixed income analytics through our web-based calculator, AnSer®, middle and back office outsourcing services and investment accounting.

Clients have retained BRS for a variety of financial markets advisory engagements, such as valuation and risk assessment of illiquid assets, portfolio restructuring, workouts and dispositions of distressed assets and financial and balance sheet strategies. As the global capital markets began to recover, clients remained focused on risk management, and demand for BRS services continues to be robust. Growth has been well balanced across Aladdin, risk management and financial markets advisory services.

Fees for BRS and advisory services may be structured as a fixed rate, a percentage of advisory AUM, performance fees based on contractual thresholds, or a combination of the foregoing. Demand for BRS services increased sharply in 2008 and 2009 in the face of extreme market dislocations. A substantial portion of the growth resulted from increased demand for advisory services that bring together our analytical, risk management and capital markets capabilities. During the recent period of market distress, our Financial Markets Advisory Practice provided the holders of distressed assets with guidance on valuing, restructuring and managing their portfolios. Clients have included major public and private institutions around the world.

The BRS and Aladdin teams have also supported key aspects of the BGI integration. These efforts have been vital to establishing a unified operating platform and consistent operating processes. We expect functionality added in connection with the integration to enhance the Aladdin platform over time. Additionally, we continue to seek to leverage our scale for the benefit of our clients through the creation of a robust global trading platform and other initiatives.

Transition Management Services

We also offer transition management services, involving the temporary oversight of a client’s assets as they transition from one manager to another or from one strategy to another. We provide a comprehensive service that includes project management and implementation based on achieving best execution consistent with the client’s risk management tolerances. We use state-of-the-art tools and work closely with BlackRock’s trading cost research team to manage four dimensions of risk throughout the transition: exposure, execution, process and operational risk. The average transition assignment is executed within two weeks, although the duration can be longer or shorter depending on the size, complexity and liquidity of the related assets. These portfolios are not included in AUM unless BlackRock has been retained to manage the assets after the transition phase.

Recent Developments

Concurrent Share Repurchase

On May 19, 2011, we entered into a stock repurchase agreement with affiliates of Merrill Lynch pursuant to which we have agreed to purchase 13,562,878 shares of our Series B Convertible Participating Preferred Stock (“Series B Preferred Stock”) from such affiliates, representing all Series B Preferred Stock beneficially owned by Merrill Lynch and its affiliates for an aggregate purchase price of approximately $2.545 billion. Closing of the repurchase is expected to occur on June 1, 2011, subject to customary closing conditions. We intend to use the net proceeds from this offering, together with cash on hand and borrowings under our commercial paper program, to fund the repurchase.

Pursuant to our stockholder agreement with Merrill Lynch, once Merrill Lynch and its affiliates have beneficially owned less than five percent of our capital stock for a period of 90 days, Merrill Lynch’s designee to our board of directors, currently Thomas K. Montag, is required to resign. We have waived this requirement in connection with the repurchase transaction to allow Mr. Montag to continue to serve as a member of our board of directors, subject to future review by the board of directors. In addition, pursuant to our stockholder agreement with Barclays, if Barclay’s beneficial ownership percentage increases so as to exceed 19.9% of our capital stock as a result of a repurchase, we may cause Barclays to sell to us, or Barclays may require us to purchase, such number of shares so as to reduce its beneficial ownership to less than 19.9% of our capital stock, although we are not required to cause Barclays to sell to us, nor is Barclays required to cause us to buy, such shares. However, if Barclays exceeds this 19.9% ownership cap for a period of 120 days, or in certain circumstances, 243 days, Barclays is required to dispose of the shares in excess of the ownership cap.

Increased Size of Commercial Paper Program

On May 13, 2011, our board of directors approved an increase in the maximum amount that may be borrowed under our existing commercial paper program from $3.0 billion to $3.5 billion.

THE OFFERING

Issuer	BlackRock, Inc.

Securities Offered	$750,000,000 aggregate principal amount of Floating Rate Notes due 2013 (the “2013 Notes”).

$750,000,000 aggregate principal amount of 4.250% Notes due 2021 (the “2021 Notes”).

We use the term “notes” in this prospectus supplement to refer to the 2013 Notes and the 2021 Notes.

PROVISIONS APPLICABLE ONLY TO THE 2013 NOTES

Maturity Date	May 24, 2013.

Interest Rate	The interest rate for the 2013 Notes for the first interest period (as defined below) will be three-month U.S. Dollar LIBOR as determined on May 20, 2011 plus a margin of 0.30% per annum. Thereafter, the interest rate for any interest period (as defined below) will be three-month U.S. Dollar LIBOR as determined on the applicable interest determination date plus a margin of 0.30% per annum.

Interest Payment Dates	Paid quarterly on February 24, May 24, August 24 and November 24, beginning on August 24, 2011.

Interest Reset Dates	Quarterly on February 24, May 24, August 24 and November 24, beginning on August 24, 2011.

Interest Determination Date	Two London banking days before each Interest Reset Date.

Day Count Convention	Interest will be calculated on the basis of the actual number of days elapsed and a 360-day year.

If any interest reset date or floating interest payment date (other than the maturity date) would otherwise be a day that is not a floating rate business day, the relevant date will be postponed to the next day that is a floating rate business day, provided, however, that if that date would fall in the next succeeding calendar month, such date will be the immediately preceding floating rate business day. If any such floating interest payment date (other than the maturity date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward floating interest payment date will include interest accrued to but excluding such postponed or brought forward floating interest payment date. If the maturity date falls on a day that is not a floating rate business day, payment of principal and interest on the floating rate notes will be made on the next day that is a floating rate business day, and no interest will accrue for the period from and after the maturity date. Postponement as described above will not result in a default. For more detailed information, see “Description of the Notes—General—Floating Rate Notes due 2013.”

Redemption	The 2013 Notes are not redeemable at our option prior to maturity.

PROVISIONS APPLICABLE ONLY TO THE 2021 NOTES

Maturity Date	May 24, 2021.

Interest Rate	4.250% per year.

Interest Payment Date	May 24 and November 24 of each year, beginning November 24, 2011.

Day Count Convention	Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Redemption	The 2021 Notes may be redeemed prior to maturity in whole or in part at any time, at our option, at a “make-whole” redemption price. In the case of any such redemption, we will also pay accrued and unpaid interest, if any, to the redemption date. For more detailed information on the calculation of the redemption price, see “Description of the Notes—Optional Redemption of the Notes.”

PROVISIONS APPLICABLE TO THE 2013 NOTES AND THE 2021 NOTES

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment with each other and with all our existing and future unsecured and unsubordinated indebtedness. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors and other liabilities of our subsidiaries. Our rights, and the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. As of March 31, 2011, we had outstanding $3.2 billion of unsecured long-term indebtedness and no short-term indebtedness, and $63 million in convertible debentures. The convertible debentures have been called for redemption on June 10, 2011.

Covenants	The indenture includes requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity.

Trustee	The Bank of New York Mellon.

Additional Notes

From time to time, without the consent of the holders of a series of the notes, we may issue additional debt securities having the same ranking and the same interest rate, maturity and other terms (except for the issue date, public offering price, and, in some cases, the first interest payment date) as that series of notes. Any additional debt securities having the same terms as a series of notes will constitute a single series of debt securities under the senior indenture with previously issued notes of that series.

Use of Proceeds	We estimate the net proceeds from this offering will be approximately $1.491 billion after deducting underwriting discounts and commissions and before deducting other estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand and borrowings under our commercial paper program, to fund the repurchase of our Series B Preferred Stock from affiliates of Merrill Lynch. See “—Recent Developments—Concurrent Share Repurchase.”

Denominations and Form	The notes will be book entry only and registered in the name of a nominee of The Depository Trust Company (“DTC”). Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations that are participants in these systems. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes of any series involves substantial risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 28 of our most recent Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, for a description of certain risks that you should consider before investing in the notes of any series.

Conflicts of Interest	Our underwriters and their affiliates own our capital stock. Specifically, as of March 31, 2011, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates owned 586 shares of our voting common stock and approximately 13.6 million shares of our Series B Preferred Stock, or 22.6% of our outstanding preferred equity, representing in the aggregate a 7.1% economic interest in BlackRock; and Barclays Capital Inc. and its affiliates owned approximately 3.0 million shares, or 2.3%, of our voting common stock and approximately 34.5 million shares of our Series B Preferred Stock, or 57.6% of our outstanding preferred equity, representing in the aggregate a 19.5% economic interest in BlackRock. We are repurchasing the shares of Series B Preferred Stock owned by affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated with the net proceeds from this offering, together with cash on hand and borrowings under our commercial paper program.

Under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), we may be considered to be under common control with Barclays Capital Inc., and more than five percent of the offering proceeds, not including underwriting compensation, are intended to be paid to an affiliate of Merrill Lynch, Pierce, Fenner & Smith

Incorporated. Because of these relationships, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because the notes are investment grade rated, as that term is defined in the rule. To comply with Rule 5121, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. will not confirm sales to any account over which Merrill Lynch, Pierce, Fenner & Smith Incorporated or Barclays Capital Inc., as applicable, exercises discretionary authority without the specific written approval of the accountholder.

RISK FACTORS

Any investment in our notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below and in our Annual Report on Form 10-K for the year ended December 31, 2010 are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any such risks actually occur, our business, financial condition and results of operations would suffer.

Risks Related to the Offering

Our indebtedness could limit cash flow available for our operations, could adversely affect our ability to service debt or obtain additional financing if necessary, or reduce our flexibility in planning for, or reacting to, changes in the market.

As of March 31, 2011, we had outstanding $3.2 billion of unsecured long-term indebtedness and no short-term indebtedness, and $63 million in convertible debentures. The convertible debentures have been called for redemption on June 10, 2011. Our indebtedness could limit our flexibility in planning for, or reacting to, changes in the market in which we compete. Although we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service, capital expenditures and cash dividend payments, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt.

The notes are obligations exclusively of BlackRock, Inc. and not of our subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are not guaranteed by any of our subsidiaries. As a result, liabilities, including indebtedness or guarantees of indebtedness, of each of our subsidiaries will rank effectively senior to the indebtedness represented by the notes, to the extent of such subsidiary’s assets. In addition, the indenture governing the notes does not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.

The notes will be effectively junior to secured indebtedness that we may issue in the future.

The notes are unsecured. Holders of any secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to any secured debt that we may issue in the future.

There is no public market for the notes, which could limit their market price or your ability to sell them.

We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected condensed consolidated historical income statement data for the years ended December 31, 2010, 2009 and 2008 and the selected consolidated historical balance sheet data as of December 31, 2010, 2009 and 2008 presented below have been derived from our audited consolidated financial statements. The selected consolidated historical income statement data for the three months ended March 31, 2011 and 2010 and the selected consolidated historical balance sheet data as of March 31, 2011 have been derived from our unaudited consolidated financial statements. In the opinion of management, the unaudited financial statements provided herein have been prepared on substantially the same basis as the audited consolidated financial statements and reflect all normal and recurring adjustments necessary for a fair statement of the information for the periods presented. Results for the three months ended March 31, 2011 may not be indicative of the results for the year ending December 31, 2011. All financial data presented in this prospectus supplement has been prepared in accordance with United States generally accepted accounting principles (“GAAP”).

This information should be read in conjunction with our consolidated financial statements (including the related notes thereto) and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, each of which is incorporated by reference into this prospectus supplement.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(unaudited)		(audited)
	(dollar amounts in millions, except per share amounts)
Revenue:
Investment advisory, administration, performance fees and securities lending fees	$2,067	$1,803	$7,830	$4,028	$4,434
BlackRock Solutions and advisory	128	113	460	477	393
Distribution fees	28	28	116	100	139
Other revenue	59	51	206	95	98

Total revenue	2,282	1,995	8,612	4,700	5,064

Expenses:
Employee compensation and benefits	830	773	3,097	1,802	1,815
Distribution and servicing costs	109	100	408	477	591
Amortization of deferred sales commissions	22	26	102	100	130
Direct fund expenses	143	113	493	95	86
General and administration	340	289	1,354	779	665
Restructuring charges	—	—	—	22	38
Amortization of intangible assets	40	40	160	147	146

Total expenses	1,484	1,341	5,614	3,422	3,471

Operating income	798	654	2,998	1,278	1,593
Total non-operating income (expense)	15	2	23	(6)	(577)

Income before income taxes and non-controlling interests	813	656	3,021	1,272	1,016
Income tax expense	249	228	971	375	387

Net income	564	428	2,050	897	629
Less: net income (loss) attributable to non-controlling interests	(4)	5	(13)	22	(155)

Net income attributable to BlackRock, Inc.	$568	$423	$2,063	$875	$784

Weighted-average common shares outstanding:
Basic	191,797,365	189,676,023	190,554,510	136,669,164	129,543,443
Diluted	194,296,504	192,152,251	192,692,047	139,481,449	131,376,517

Per share data: (1)
Basic earnings	$2.92	$2.20	$10.67	$6.24	$5.86
Diluted earnings	$2.89	$2.17	$10.55	$6.11	$5.78
Book value (2)	$137.44	$128.55	$136.09	$128.86	$92.91
Common and preferred cash dividends	$1.375	$1.00	$4.00	$3.12	$3.12

(1)	Series A, B, C and D non-voting participating preferred stock is considered to be a common stock equivalent for purposes of earnings per share calculations.

(2)	Total BlackRock stockholders’ equity, excluding appropriated retained earnings, divided by total common and preferred shares outstanding at March 31 of the respective quarter-end or at December 31 of the respective year-end.

		As of December 31,
	As of March 31, 2011	2010	2009	2008
	(unaudited)	(audited)
	(dollar amounts in millions)
Balance Sheet:
Cash and cash equivalents	$2,779	$3,367	$4,708	$2,032
Investments	1,528	1,540	1,049	1,429
Goodwill and intangible assets, net	30,276	30,317	30,346	11,974
Total assets	178,422	178,459	178,124	19,924
Short-term borrowings	—	100	2,234	200
Convertible debentures	63	67	243	245
Long-term borrowings	3,192	3,192	3,191	697
Total liabilities	151,706	152,125	153,522	7,364
Redeemable non-controlling interests	4	6	49	266
Total BlackRock, Inc. stockholders’ equity	26,479	26,094	24,329	12,069
Total nonredeemable non-controlling interests	188	189	224	225
Nonredeemable non-controlling interests of consolidated variable interest entities	45	45	—	—
Total permanent equity	$26,712	$26,328	$24,553	$12,294

Operating Data:
Total assets under management	$3,648,445	$3,560,968	$3,346,256	$1,307,151

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $1.491 billion after deducting underwriting discounts and commissions and before deducting other estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand and borrowings under our commercial paper program, to fund the repurchase of our Series B Preferred Stock from affiliates of Merrill Lynch. See “Prospectus Summary—Recent Developments—Concurrent Share Repurchase.”

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our unaudited ratios of earnings to fixed charges for the periods indicated.

Pro Forma (1)	As Reported
Three months ended March 31, 2011	Three months ended March 31, 2011	Year ended December 31,
		2010	2009	2008	2007	2006
13.5x	16.3x	14.9x	12.9x	15.6x	18.4x	21.2x

(1)	In computing the pro forma ratio, the as reported ratio is adjusted by adding the estimated incremental interest costs resulting from the issuance of the notes and commercial paper to the historical fixed charges.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2011 on a historical basis and as adjusted to give effect to this offering and the repurchase transaction. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our unaudited consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2011
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$2,779	$2,225

Short-term borrowings:
Revolving credit facility (1)	$—	$—
Japanese Yen commitment-line	—	—
Commercial paper	—	500

Total short-term borrowings	—	500
2.625% Convertible Debentures due 2035 (2)	63	63
Long-term borrowings (3):
2.25% Notes due 2012	499	499
3.50% Notes due 2014	999	999
6.25% Notes due 2017	696	696
5.00% Notes due 2019	998	998
Floating Rate Notes due 2013 offered hereby	—	750
4.250% Notes due 2021 offered hereby	—	746

Total long-term borrowings	3,192	4,688

Total borrowings	$3,255	$5,251
Stockholders’ equity:
Common stock, $0.01 par value:
500,000,000 shares authorized; 132,282,360 issued and 132,268,423 outstanding on an actual and as adjusted basis	1	1
Series B Convertible Participating Preferred Stock, $0.01 par value:
150,000,000 shares authorized; 57,108,553 issued and outstanding on an actual basis, and 43,545,675 issued and outstanding on an as adjusted basis	1	—
Series C Convertible Participating Preferred Stock, $0.01 par value:
6,000,000 shares authorized; 2,866,439 issued and outstanding on an actual and as adjusted basis	—	—
Additional paid-in capital	22,455	19,910
Retained earnings	4,019	4,019
Appropriated retained earnings	58	58
Accumulated other comprehensive (loss)	(52)	(52)
Treasury shares, common, at cost (10,334 shares)	(2)	(2)
Escrow shares, common, at cost (3,603 shares)	(1)	(1)

Total stockholders’ equity	$26,479	$23,933

Total capitalization	$29,734	$29,184

(1)	During May 2011, we borrowed $100 million under this facility.

(2)	On April 20, 2011, we issued a notice of redemption for the remaining outstanding convertible debentures. The convertible debentures will be redeemed on June 10, 2011.

(3)	Reflects the carrying value, which is net of unamortized discount.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” In addition to reading the description of the notes in this prospectus supplement and in the prospectus, you should also read the senior indenture under which the notes are to be issued. If the description of the notes in this prospectus supplement differs from the description of debt securities in the prospectus, the description of the notes in this prospectus supplement supersedes the description of debt securities in the prospectus. When used in this section, the terms “BlackRock,” “we,” “our” and “us” refer solely to BlackRock, Inc. and not to its subsidiaries.

General

The 2013 Notes will initially be limited to $750,000,000 in aggregate principal amount and the 2021 Notes will initially be limited to $750,000,000 in aggregate principal amount. The notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 2013 Notes and 2021 Notes will be issued as two separate series of senior debt securities under the senior indenture referred to in the accompanying prospectus. The senior indenture does not limit the amount of other debt that we may incur. We may, from time to time, without the consent of the holders of the notes of any series, issue other debt securities under the senior indenture in addition to the notes. We may also, from time to time, without the consent of the holders of the notes of a series, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms (except for the issue date, public offering price and, in some cases, the first interest payment date) as the notes of that series. Any additional debt securities, together with the previously issued notes of a series with the same terms, will constitute a single series of debt securities under the senior indenture.

The notes will be unsecured and unsubordinated obligations of BlackRock and will rank equal in right of payment to each other and to all our other unsubordinated indebtedness.

The notes do not provide for any sinking fund.

The provisions of the senior indenture described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus apply to the notes.

Floating Rate Notes due 2013

The 2013 Notes will mature on May 24, 2013. Interest on the 2013 Notes will be payable quarterly on February 24, May 24, August 24 and November 24 of each year subject to adjustment as specified below (each, a “Floating Interest Payment Date”), beginning on August 24, 2011, to the holders in whose names the 2013 Notes are registered at the close of business on February 9, May 9, August 9 and November 9, as applicable (which are the regular record dates), immediately preceding the related Floating Interest Payment Date.

The interest rate for the first Interest Period (as defined below) will be the three-month U.S. dollar London Interbank Offered Rate (LIBOR), as determined on May 20, 2011, plus a margin of 0.30% per annum. Thereafter, the interest rate for any Interest Period will be LIBOR (as defined below), as determined on the applicable Interest Determination Date (as defined below), plus a margin of 0.30% per annum. The interest rate will be reset quarterly on each Interest Reset Date (as defined below).

As long as any 2013 Notes are outstanding, we will maintain a Calculation Agent (as defined below) for calculating the interest rates on the 2013 Notes. The Bank of New York Mellon will act initially as Calculation Agent.

We will pay interest on the 2013 Notes on the Floating Interest Payment Dates stated above and at maturity. Each payment of interest due on a Floating Interest Payment Date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. For each Interest Period, interest will be calculated on the basis of the actual number of days elapsed and a 360-day year.

With respect to the 2013 Notes, if any Interest Reset Date or Floating Interest Payment Date (other than the maturity date) would otherwise be a day that is not a Floating Rate Business Day, the relevant date will be postponed to the next day that is a Floating Rate Business Day; provided, however, that if that date would fall in the next succeeding calendar month, such date will be the immediately preceding Floating Rate Business Day. If any such Floating Interest Payment Date (other than the maturity date) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Interest Payment Date will include interest accrued to but excluding such postponed or brought forward Floating Interest Payment Date. If the maturity date falls on a day that is not a Floating Rate Business Day, payment of principal and interest on the 2013 Notes will be made on the next day that is a Floating Rate Business Day (as defined below), and no interest will accrue for the period from and after the maturity date. Postponement as described above will not result in a default under the 2013 Notes or the Indenture.

With respect to any Interest Determination Date, “LIBOR” will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include the Calculation Agent, any paying agents or their respective affiliates), as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations (rounded if necessary to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards). If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean (rounded if necessary to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York (which may include the Calculation Agent, the paying agents or their affiliates) selected by the Calculation Agent (after consultation with BlackRock) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the interest rate on the 2013 Notes shall be conclusive and binding on the holders of 2013 Notes, BlackRock and the trustee, absent manifest error.

“Floating Rate Business Day” means any day that is a New York Business Day and a London Banking Day.

“New York Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

“Interest Reset Date” means, for each Interest Period other than the first Interest Period, the first day of such Interest Period, subject to adjustment in accordance with the day count convention specified above.

“Interest Period” means the period beginning on, and including, a Floating Interest Payment Date and ending on, but not including, the following Floating Interest Payment Date; provided that the first Interest Period will begin on May 24, 2011, and will end on, but not include, the first Floating Interest Payment Date.

“Interest Determination Date” means, for each Interest Reset Date, the day that is two London Banking Days preceding such Interest Reset Date.

“Calculation Agent” means The Bank of New York Mellon.

4.250% Notes due 2021

The 2021 Notes will mature on May 24, 2021. The 2021 Notes will bear interest from May 24, 2011 at the annual rate of 4.250%. Interest on the 2021 Notes will be payable semi-annually on May 24 and November 24 of each year, beginning on November 24, 2011 to the persons in whose names the notes are registered at the close of business on the immediately preceding May 9 and November 9, respectively, subject to certain exceptions.

Optional Redemption of the Notes

The 2013 Notes are not redeemable at our option prior to maturity.

The 2021 Notes will be redeemable in whole or in part, at our option at any time, at a redemption price equal to the greater of (i) the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable

Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their affiliates that are primary U.S. Government securities dealers, and their respective successors; provided that if Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of 2021 Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the 2021 Notes or portions thereof called for redemption.

Ranking

The notes are our obligations exclusively, and are not obligations of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments due to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, would be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, the notes are unsecured. Thus, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Book-Entry System; Delivery and Form

The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, and registered in the name of Cede & Co., DTC’s nominee. We will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States, or Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System in Europe, referred to as Clearstream and Euroclear, if they are participants of those systems, or, indirectly, through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories, which in turn will hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $2,000 and integral multiples of

$1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor to DTC or its nominee.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which we refer to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system also is available to others, such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. We refer to those entities as indirect participants.

Purchases of notes under the DTC system must be made by or through direct participants, who receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, who we refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through whom the beneficial owner entered into the transaction. Transfers of ownership interests in the notes will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or another DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

Neither DTC, Cede & Co. nor any other DTC nominee will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date.

Redemption proceeds, distributions and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the exchange agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name, and will be the responsibility of such participant and not of DTC or its nominee, us, the trustee or the exchange agent, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the exchange agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depository with respect to the notes of a series at any time by giving reasonable notice to us or the exchange agent. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the affected notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository with respect to the notes of a series. In that event, certificates representing the notes of the affected series will be printed and delivered. In the event that individual certificates are issued, holders of the notes will be able to receive payments, including principal and interest on the notes, and effect transfer of the notes at the offices of our paying and transfer agent.

Similar to DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Euroclear or Clearstream will be credited to the cash accounts of participants in Euroclear or Clearstream, as the case may be, in accordance with their respective procedures, to the extent received by the common depositary for Euroclear or Clearstream.

The information in this section concerning DTC, Euroclear and Clearstream have been obtained from sources that we believe to be reliable, but neither we nor the trustee take any responsibility for the accuracy of the information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositories. Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following DTC settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes that is a non-U.S. holder (as defined below) that acquires the notes pursuant to this offering at the initial sale price and holds the notes as capital assets for U.S. federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax law, such as brokers, banks, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, certain U.S. expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated transaction. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax) or any state, local or foreign tax laws. This discussion is not intended to constitute a complete analysis of all tax consequences of the purchase, ownership and disposition of the notes. Holders are urged to consult their tax advisers regarding the U.S. federal, state, local and foreign income and other tax consequences to them in their particular circumstances.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury Regulations to be treated as a United States person; or (v) a partnership or other entity treated as a partnership for U.S. federal income tax purposes. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the notes should consult their tax advisers as to the particular U.S. federal income tax consequences applicable to them.

Interest

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base within the United States by the non-U.S. holder) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an Internal Revenue Service (“IRS”) Form W-8BEN (or appropriate substitute form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or one of certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that the certification referred to in clause (x) has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a United States person.

If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a United States person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI (or appropriate substitute form) in order to claim an exemption from U.S. federal withholding tax.

Disposition of the Notes

A non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the disposition of the notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

In the case of (i) above, any gain or loss recognized by the non-U.S. holder on the disposition of the notes generally will be subject to U.S. federal income tax in the same manner as if the non-U.S. holder were a United States person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax discussed above. In the case of (ii) above, the non-U.S. holder generally will be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses). These holders are urged to consult their tax advisers with respect to the U.S. tax consequences of the ownership and disposition of the notes.

Information Reporting and Backup Withholding

A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to payments on, or the proceeds of a disposition of, the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

UNDERWRITING

Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of 2013 Notes	Principal Amount of 2021 Notes
Barclays Capital Inc.	$300,000,000	$300,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	300,000,000	300,000,000
Citigroup Global Markets Inc.	13,637,000	13,637,000
Credit Suisse Securities (USA) LLC	13,637,000	13,637,000
Deutsche Bank Securities Inc.	13,637,000	13,637,000
Goldman, Sachs & Co.	13,637,000	13,637,000
HSBC Securities (USA) Inc.	13,636,000	13,636,000
J.P. Morgan Securities LLC	13,636,000	13,636,000
Mizuho Securities USA Inc.	13,636,000	13,636,000
Morgan Stanley & Co. Incorporated	13,636,000	13,636,000
RBS Securities Inc.	13,636,000	13,636,000
UBS Securities LLC	13,636,000	13,636,000
Wells Fargo Securities, LLC	13,636,000	13,636,000

Total	$750,000,000	$750,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of 0.120% of the principal amount of the 2013 Notes and 0.300% of the principal amount of the 2021 Notes. The underwriters may allow, and the dealers may reallow, a discount on the notes to other dealers not in excess of 0.075% of the principal amount of the 2013 Notes and 0.200% of the principal amount of the 2021 Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

	Per 2013 Note	Per 2021 Note	Total
Public Offering Price	100.000%	99.428%	$1,495,710,000
Underwriting Discount	0.200%	0.450%	$4,875,000
Proceeds, before expenses, to BlackRock	99.800%	98.978%	$1,490,835,000

The expenses of the offering, not including the underwriting discount, are estimated at $1,000,000 and are payable by us.

Price Stabilization and Penalty Bids

In connection with the offering of the notes, the underwriters may purchase and sell the notes of each series in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes of a series in excess of the principal amount of notes of that series to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

The underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for us. The underwriters have received customary fees and expenses for these services. In particular, affiliates of the underwriters are dealers under our commercial paper program. In addition, affiliates of the underwriters are lenders under our $3.5 billion revolving credit facility maturing in 2016.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of the notes may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are qualified investors as defined in the Prospectus Directive;

(b) to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require BlackRock or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter has represented, warranted and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 200 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to BlackRock; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

CONFLICTS OF INTEREST

Our underwriters and their affiliates own our capital stock. Specifically, as of March 31, 2011, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates owned 586 shares of our voting common stock and approximately 13.6 million shares of our Series B Preferred Stock, or 22.6% of our outstanding preferred equity, representing in the aggregate a 7.1% economic interest in BlackRock; and Barclays Capital Inc. and its affiliates owned approximately 3.0 million shares, or 2.3%, of our voting common stock and approximately 34.5 million shares of our Series B Preferred Stock, or 57.6% of our outstanding preferred equity, representing in the aggregate a 19.5% economic interest in BlackRock. We are repurchasing the shares of Series B Preferred Stock owned by affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated with the net proceeds from this offering, together with cash on hand and borrowings under our commercial paper program.

Under FINRA Rule 5121, we may be considered to be under common control with Barclays Capital Inc., and more than five percent of the offering proceeds, not including underwriting compensation, are intended to be paid to an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Because of these relationships, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because the notes are investment grade rated, as that term is defined in the rule. To comply with Rule 5121, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. will not confirm sales to any account over which Merrill Lynch, Pierce, Fenner & Smith Incorporated or Barclays Capital Inc., as applicable, exercises discretionary authority without the specific written approval of the accountholder.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and will be passed upon for the underwriters by Cleary Gottlieb Steen  & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of BlackRock, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all of the information set forth in the registration statement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.

We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and any other filings on or after the date of this prospectus supplement, until we have sold all of the offered securities to which this prospectus supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	our Current Reports on Form 8-K dated January 20, 2011, March 11, 2011, April 7, 2011, May 17, 2011 and May 19, 2011;

•	our definitive Proxy Statement on Schedule 14A filed April 26, 2011; and

•	our definitive Proxy Statement supplement on Schedule 14A filed May 17, 2011.

Any statement made in this prospectus supplement, the accompanying prospectus, or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus are delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement. You should direct requests for documents by writing to:

BlackRock, Inc.

55 East 52nd Street

New York, NY 10055

Tel.: (212) 810-5300

Attention: Secretary

The incorporated materials may also be found on the Investor Relations portion of our website at http://www2.blackrock.com/global/home/InvestorRelations/index.htm. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement.

Prospectus

BlackRock, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

BlackRock, Inc. may offer from time to time (i) unsecured senior or subordinated debt securities, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock, or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock, or other securities, (vi) stock purchase contracts to purchase shares of our preferred stock or common stock, or (vii) stock purchase units consisting of (a) stock purchase contracts, (b) warrants, and/or (c) debt securities issued by BlackRock or debt obligations of third parties (including United States treasury securities or other stock purchase contracts), that secure the holders’ obligations to purchase or to sell, as the case may be, preferred stock or common stock under the stock purchase contract.

We will provide the terms of these securities in supplements to this prospectus.

In addition, selling stockholders to be named in a prospectus supplement may offer shares of our common stock from time to time.

To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

You should read this prospectus and any prospectus supplement before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “BLK”. If we decide to seek a listing of any debt securities, preferred stock or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at 55 East 52nd St., New York, N.Y. 10055. Our telephone number is (212) 810-5300.

Investing in our securities involves risk. See “Risk Factors” beginning on page 2 and the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 13, 2010

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling stockholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 3.

As used in this prospectus, “BlackRock,” “the Company,” “we,” “our,” “ours,” and “us” refer to BlackRock, Inc. and its consolidated subsidiaries, and “our board of directors” refers to the board of directors of BlackRock, Inc., except where the context otherwise requires or as otherwise clearly indicated.

BLACKROCK

BlackRock is the largest publicly traded investment management firm with $3.151 trillion of assets under management at June 30, 2010. We focus exclusively on investment management and risk management; we do not engage in proprietary trading or other activities that could conflict with the interests of our clients. Our business is global—we invest in capital markets throughout the world, we have employees in 24 countries and we serve institutional and retail investors in more than 100 countries. We offer a broad array of equity, fixed income, multi-asset class, alternative investment and cash management products, as well as our BlackRock Solutions® investment systems, risk management and advisory services. We offer our investment products directly and through intermediaries in a variety of vehicles, including open-end and closed-end mutual funds, iShares® exchange-traded funds (“ETFs”), collective investment trusts and separate accounts. Our clients include taxable, tax-exempt and official institutions, high net worth individuals and retail investors.

On December 1, 2009, BlackRock acquired Barclays Global Investors (“BGI”) from Barclays Bank PLC (“Barclays”), referred to as the “BGI Transaction,” adding substantial investment and risk management capabilities and more than 3,500 new colleagues to the combined organization. BGI has long been recognized for product innovation in indexed and scientific investing, including pioneering iShares, the industry’s leading ETF platform, sophisticated retirement solutions and liability-driven investment strategies. These strengths complement BlackRock’s active fundamental portfolio management capabilities, global mutual fund platform, customized solutions, risk management and advisory services. Together, the combined firm is strongly distinguished by its scale, breadth of capabilities and depth of intellectual capital focused on helping clients address their investment challenges and achieve their financial objectives. Upon closing of the BGI Transaction, we commenced operations as a unified firm with the integration of corporate systems largely completed and implementation of our operating platform well underway. Substantial operating and cultural integration work is expected to continue over the course of the next two years.

BlackRock is an independent, publicly traded company, with no single majority stockholder and a majority of independent directors. At June 30, 2010, Merrill Lynch & Co., Inc. (“Merrill Lynch”), a wholly-owned subsidiary of Bank of America Corporation (“Bank of America”), owned approximately 3.6% of BlackRock’s voting common stock outstanding and held approximately 33.8% of our capital stock. The PNC Financial Services Group, Inc. (“PNC”) owned approximately 34.3% of BlackRock’s voting common stock outstanding and held approximately 24.2% of our capital stock. Barclays owned approximately 4.7% of BlackRock’s voting common stock outstanding and held approximately 19.6% of our capital stock.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement in this prospectus referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms, including the recently approved Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Barclays, Bank of America, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s economic investments; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; (15) BlackRock’s success in maintaining the distribution of its products; (16) the impact of BlackRock electing to provide support to its products from time to time; (17) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions; and (18) the ability of BlackRock to integrate the operations of BGI.

You should carefully read the risk factors described in “Risk Factors” in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the Commission. We make available through our website at http://www.blackrock.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission’s website at www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	our Current Reports on Form 8-K dated February 4, 2010, February 12, 2010, May 28, 2010 and September 10, 2010;

•	our amended Current Report on Form 8-K dated December 4, 2009;

•	our definitive Proxy Statement on Schedule 14A filed April 23, 2010; and

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The description of our common stock contained in our registration statement on our predecessor, BlackRock Holdco 2, Inc.’s (formerly BlackRock, Inc.) Form 8-A, filed on September 15, 1999, and any amendment or report filed thereafter for the purpose of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

BlackRock, Inc.

55 East 52nd Street

New York, N.Y. 10055

Tel.: (212) 810-5300

Attention: Secretary

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the six months ended June 30, 2010 and for the years 2005-2009 are included as an exhibit to BlackRock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and are incorporated in this prospectus by reference.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either unsecured senior debt or unsecured subordinated debt. We will issue debt securities that will be senior debt under an indenture between us and The Bank of New York Mellon, as trustee (the “senior indenture”), dated September 17, 2007. We will issue debt securities that will be subordinated debt under an indenture between us and The Bank of New York Mellon, as trustee (“subordinated indenture” and, together with the senior indenture, the “Indentures”). This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” The term “trustee” refers to the trustee under each indenture, as appropriate.

The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture. The following summary of the material provisions of the indentures and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture that is applicable to you because it, and not the summary below, defines your rights as a holder of debt securities. You can obtain copies of the indentures by following the directions described under the heading “Where You Can Find More Information” on page 3.

General

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to our “Senior Indebtedness.” For additional information, see “—Subordination” below. As of June 30, 2010, approximately $3.191 billion aggregate principal amount of debt securities were outstanding under the Senior Indenture. As of June 30, 2010, approximately $3.706 billion aggregate principal amount of BlackRock’s existing debt would have ranked senior to the subordinated debt securities and equally with the senior debt securities. As of June 30, 2010, none of BlackRock’s existing debt would have been subordinated to the senior debt securities and have ranked equally with the subordinated debt securities. The indentures do not limit the amount of debt, either secured or unsecured, which may be issued by us under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. Since BlackRock is a holding company, the right of BlackRock, and hence the rights of the creditors and securityholders of BlackRock, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of BlackRock itself as a creditor of the subsidiary may be recognized. The indentures do not prohibit us or our subsidiaries from incurring debt or agreeing to limitations on their ability to pay dividends or make other distributions to us.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive periods during which interest payment periods may be extended;

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whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

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the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any debt securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

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if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

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our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

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the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

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any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented;

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to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

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if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined); and

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if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness.

Under the subordinated indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

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all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Indebtedness does not include:

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any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any subsidiary; and

•	any liability for federal, state, local or other taxes owed or owing by us.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of BlackRock, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The subordinated indenture does not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

We may not (i) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and (ii) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

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we are the surviving corporation or the corporation, partnership or trust formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, is organized under the laws of the United States, any state of the United States or the District of Columbia and has expressly assumed by supplemental indenture all of our obligations under the indentures;

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immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

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if properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indentures, we take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

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we deliver to the trustee an officers’ certificate stating that such consolidation, merger, conveyance, transfer or lease comply with the indentures and that all conditions precedent herein provided for relating to such transaction have been complied with and, if a supplemental indenture is required in connection with such transaction, an officers’ certificate and an opinion of counsel stating that such supplemental indenture complies with the indentures.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

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our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of BlackRock, Inc.; and

•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture or result in the incurrence of liability by the trustee and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee reasonable indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture that have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be and we have paid all other sums payable under the applicable indenture.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

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change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

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reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

•	modify any of the above provisions.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or held by us in trust for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

The trustee under the indentures is The Bank of New York Mellon.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law. For more information on how you can obtain our amended and restated certificate of incorporation and amended and restated by-laws, see “Where You Can Find More Information” on page 3. We urge you to read our amended and restated certificate of incorporation, as amended, and amended and restated by-laws in their entirety.

General

Our amended and restated certificate of incorporation provides that we are authorized to issue 1 billion shares of capital stock, consisting of 500 million shares of common stock, par value $0.01 per share and 500 million shares of preferred stock, par value $0.01 per share of which 20,000,000 shares are designated as Series A convertible participating preferred stock, 150,000,000 shares are designated as Series B convertible participating preferred stock, 6,000,000 shares are designated as Series C convertible participating preferred stock and 20,000,000 shares are designated as Series D participating preferred stock. As of September 7, 2010, we had issued and outstanding approximately 63,655,241 shares of common stock, no shares of Series A convertible participating preferred stock, approximately 124.6 million shares of Series B convertible participating preferred stock, approximately 2.9 million shares of Series C convertible participating preferred stock and no shares of Series D participating preferred stock.

Preferred Stock

The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, the applicable provisions of the Delaware General Corporation Law and the certificate of designations that relates to the particular series of preferred stock, which has been or will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain our amended and restated certificate of incorporation and any applicable certificate of designations, see “Where You Can Find More Information” on page 3. We urge you to read our amended and restated certificate of incorporation and any applicable certificate of designations in their entirety.

General. The board of directors is authorized to provide for the issuance of shares of preferred stock in one or more classes or series, to establish from time to time the number of shares to be included in such class or series, and to fix the designations, voting powers (if any), privileges, preferences and relative participating, optional or other special rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

•	the designation of the class or series, which may be by distinguishing number, letter or title;

•

the number of shares of the class or series, which number the board of directors may thereafter (except where otherwise provided) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

•

the rate of any dividends (or method of determining the dividends) payable to the holders of the shares of such class or series, any conditions upon which such dividends are payable, the form of payment thereof (whether cash, our securities, securities of another person or other assets) and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

•

whether dividends, if any, shall be cumulative or non-cumulative and, in the case of shares of any class or series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such class or series will cumulate;

•

if the shares of such class or series may be redeemed by us, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including our securities or those of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such class or series may be redeemed, in whole or in part, at our option or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including our obligation, if any, to purchase or redeem shares of such class or series pursuant to a sinking fund or otherwise;

•	the amount payable out of our assets to the holders of shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

•

provisions, if any, for the conversion or exchange of the shares of such class or series, at any time or times, at the option of the holder or holder thereof or at our option or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of our capital stock or into any other security, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which each conversion or exchange may be made;

•	restrictions on the issuance of shares of the same class or series or of any other class or series of our capital stock, if any; and

•	the voting rights and powers, if any, of the holders of shares of the class or series.

Unless otherwise specifically set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

Since we are a holding company, our right, and hence the right of our creditors and securityholders, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Dividend Rights. Except as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock, the holders of preferred stock will be entitled to receive, but only when and as declared by our board of directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the certificate of designations, and summarized in the prospectus supplement relating to a particular series of preferred stock, and no more, payable quarterly.

Redemption. We will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause us to redeem shares of preferred stock, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Conversion or Exchange. The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Voting Rights. The holders of preferred stock will have such voting rights as required by applicable law and as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock.

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of preferred stock will have such preferences and priorities, if any, with respect to distribution of our assets or the proceeds thereof as may be set forth in the certificate of designations and summarized in the prospectus supplement relating to a series of preferred stock.

Miscellaneous. The transfer agent, dividend disbursing agent and registrar for the preferred stock issued in connection with this prospectus will be as set forth in the certificate of designations and summarized in the prospectus supplement. The holders of preferred stock, including any preferred stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of ours. When issued, the preferred stock will be fully paid and nonassessable. The certificate of designations setting forth the provisions of each series of preferred stock will become effective after the date of this prospectus but on or before issuance of the related series of preferred stock.

Series A Convertible Participating Preferred Stock. As of September 7, 2010, no shares of Series A participating preferred stock (the “Series A Preferred Stock”) were outstanding. The Series A Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable, at the holder’s option, in shares of common stock, cash, or a combination of cash and common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series A Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series A Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series A Preferred Stock will be entitled to receive $.01 per share of Series A Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock and the Series A Preferred Stock. The participating preferred stock has no voting rights except as required by applicable law.

On February 27, 2009, all outstanding shares of Series A Preferred Stock were exchanged for a like number of shares of Series B Preferred Stock (as defined below).

Series B Convertible Participating Preferred Stock. As of September 7, 2010, we had outstanding approximately 124.6 million shares of Series B convertible participating preferred stock (the “Series B Preferred Stock”). The Series B Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable in the same consideration and manner as is declared on any share of common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series B Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series B Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series B Preferred Stock will be entitled to receive $.01 per share of Series B Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series B Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series B Preferred Stock has no voting rights except as required by applicable law.

Upon any transfer of the Series B Preferred Stock to any person other than an affiliate of the initial holder, each share of Series B Preferred Stock will be converted into one share of common stock. No optional conversion is permitted.

Series C Convertible Participating Preferred Stock. As of September 7, 2010, we had outstanding approximately 2.9 million shares of Series C convertible participating preferred stock (the “Series C Preferred

Stock”). The Series C Preferred Stock is entitled to receive any dividend that is paid to holders of common stock, payable in the same consideration and manner as is declared on any share of common stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock must also be made accordingly to the Series C Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series C Preferred Stock must also be made accordingly to the common stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series C Preferred Stock will be entitled to receive $40.00 per share of Series C Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series C Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series C Preferred Stock has no voting rights except as required by applicable law.

Upon termination of all of the obligations of PNC Asset Management, Inc. and The PNC Financial Services Group, Inc. (the “PNC Parties”) under the Share Surrender Agreement, dated as of October 10, 2002, by and between BlackRock and the PNC Parties (as amended, the “Share Surrender Agreement”), each share of Series C Preferred Stock shall be automatically converted into one share of common stock. Prior to any such conversion, no share of Series C Preferred Stock may be transferred other than to BlackRock in accordance with the Share Surrender Agreement.

Series D Convertible Participating Preferred Stock. As of September 7, 2010, no shares of Series D participating preferred stock (the “Series D Preferred Stock”) were outstanding. The Series D Preferred Stock is entitled to receive any dividend that is paid to holders of common stock or the holders of Series B Preferred Stock, payable in the same consideration and manner as is declared on any share of common stock or the Series B Preferred Stock. Any subdivisions, combinations, consolidations or reclassifications to the common stock or Series B Preferred Stock must also be made accordingly to the Series D Preferred Stock and any subdivisions, combinations, consolidations or reclassifications to the Series D Preferred Stock must also be made accordingly to the common stock and Series B Preferred Stock. In the event of a liquidation, dissolution or winding up of BlackRock, the holders of the Series D Preferred Stock will be entitled to receive $.01 per share of Series D Preferred Stock held, plus any outstanding and unpaid dividends, before any payments are made to holders of common stock. After such payment, the remaining assets of BlackRock will be distributed pro rata to the holders of common stock, the holders of the Series D Preferred Stock and the holders of any other series of capital stock entitled to participate in accordance with the terms of their participation. The Series D Preferred Stock has no voting rights except as required by applicable law.

All shares of Series D Preferred Stock previously issued have been automatically converted into an equal number of shares of Series B Preferred Stock.

Common Stock

The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law.

Voting Rights. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders.

Dividends and Liquidation Rights. Subject to the preferential rights of the Series B Preferred Stock, the Series C Preferred Stock and any other outstanding series of preferred stock created by our board of directors from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, holders of common stock will be entitled to share pro rata in any distribution of our assets after payment, or providing for the payment of, our liabilities.

Miscellaneous. The outstanding shares of our common stock offered hereby upon issuance and payment therefor will be, fully paid and nonassessable. Our common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “BLK.”

The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310, telephone (800) 522-6645.

Anti-Takeover Considerations

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

Extraordinary Corporate Transactions

Delaware law provides that the holders of a majority of the shares entitled to vote must approve any fundamental corporate transactions such as mergers, sales of all or substantially all of a corporation’s assets, dissolutions, etc.

State Takeover Legislation

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to certain business combinations or to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. We have elected to be governed by Section 203 of the Delaware General Corporation Law.

Rights of Dissenting Stockholders

Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange or held of record by more than 2,000 stockholders, provided that such shares will be converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to stockholders of the surviving corporation in a merger if the surviving corporation’s stockholders weren’t required to approve the merger.

Stockholder Action

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. Our certificate of incorporation does not provide otherwise and thus permits action by written consent if such action has been approved in advance by the majority vote of our board of directors.

Meetings of Stockholders

Our amended and restated certificate of incorporate provides that special meetings of the stockholders may be called at any time by the chairman of the board of directors, the president, a majority of the board of directors, or any committee of the board of directors that has the power to call such meetings. No stockholder may call a special meeting.

Cumulative Voting

Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our certificate of incorporation does not authorize cumulative voting.

Removal of Directors

Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Our amended and restated certificate of incorporation provides that any or all of the directors may be removed, only for cause, by affirmative vote of at least (80%) of the stockholders.

Vacancies

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

Our amended and restated by-laws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders if the vacancy resulted from the action of stockholders.

No Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future.

Staggered Boards

The board of directors is divided into three classes serving staggered terms. The number of directors is fixed by our board of directors, subject to our Bylaws and any Stockholder Agreement. Pursuant to our Stockholder Agreements with each of PNC, Merrill Lynch and Barclays, the number of directors will be no more than 19 directors, such that:

•	not less than two and not more than 4 directors are members of BlackRock management;

•

two directors, each in a different class, are designated by PNC, provided that if for any period greater than 90 consecutive days, PNC and its affiliates beneficially own less than 10% of BlackRock Capital Stock issued and outstanding, PNC will cause one PNC designee to resign and provided that if PNC and its affiliates beneficially own less than 5% of BlackRock Capital Stock issued and outstanding, PNC will cause the second PNC designee to resign;

•	two directors, each in a different class, are designated by Merrill Lynch;

•

two directors, each in a different class, are designated by Barclays, provided that if for any period greater than 90 consecutive days, Barclays and its affiliates beneficially own less than 10% of BlackRock Capital Stock issued and outstanding, Barclays will cause one Barclays designee to resign and provided that if Barclays and its affiliates beneficially own less than 5% of BlackRock Capital Stock issued and outstanding, Barclays will cause the second Barclays designee to resign; and

•	the remaining directors are independent directors.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, preferred stock, common stock, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock, or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock, or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock, or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see “Where You Can Find More Information” on page 3. We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities or other stock purchase contracts), that would secure the holders’ obligations to purchase or to sell, as the case may be, common stock, or preferred stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a summary of certain United States federal income tax consequences applicable to the stock purchase contracts and stock purchase units.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans (as defined in Section 4975(e)(1) of the Code) that are subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include assets of a plan described in (a) or (b) by reason of such plan’s investment in such entities, including without limitation, an insurance company general account (each of (a), (b) and (c), a “Plan”) and (d) persons who have certain specified relationships to Plans (“parties in interest” under ERISA and “disqualified persons” under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and the Code prohibit certain transactions between a Plan and “parties in interest” or “disqualified persons” with respect to such Plan. Violations of these rules may result in the imposition of excise taxes and other penalties and liabilities under ERISA and the Code. Governmental plans, certain church plans and non-U.S. plans, while not subject to Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws.

Prohibited Transactions

The issuer, the trustee, the underwriters or certain affiliates thereof may be “parties in interest” or “disqualified persons” with respect to a number of Plans. Accordingly, investment in the notes by a Plan that has such a relationship could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., an extension of credit to a “party in interest”). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as Section 408(b)(17) of ERISA, which exempts certain transactions between a plan and a non-fiduciary service provider to such Plan, Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company separate accounts; PTCE 91-38 which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager;” or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment. If a purchase or transfer were to result in a non-exempt prohibited transaction, such purchase or transfer may have to be rescinded. By its purchase, each investor will be deemed to have represented that either (i) it is not a Plan that is subject to the prohibited transaction rules of ERISA or the Code or a governmental, church or non-U.S. plan subject to similar laws, or (ii) its investment will not constitute a non-exempt prohibited transaction by reason of application of one or more statutory or administrative exemptions under ERISA or the Code (or in the case of a governmental, church or non-U.S. plan, any similar exemption under any similar laws).

The sale of any notes to a Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plan generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher and Flom LLP New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of BlackRock’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of BGI included in Exhibit 99.1 of BlackRock’s Current Report on Form 8-K/A dated December 4, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$1,500,000,000

$750,000,000 Floating Rate Notes due 2013

$750,000,000 4.250% Notes due 2021

PROSPECTUS SUPPLEMENT

Barclays Capital

BofA Merrill Lynch

Citi

Credit Suisse

Deutsche Bank Securities

Goldman, Sachs & Co.

HSBC

J.P. Morgan

Mizuho Securities USA Inc.

Morgan Stanley

RBS

UBS Investment Bank

Wells Fargo Securities

May 19, 2011